Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of ARMOUR Residential REIT, Inc. on Form S-3 "(333-_____), to be filed on or about April 22, 2011, of our report dated March 9, 2011 on the consolidated financial statements as of December 31, 2010 and 2009 and for each of the years in the three year period ended December 31, 2010, which report was included in the annual report on Form 10-K filed on March 10, 2011.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

April 21, 2011